Exhibit 3.164

CERTIFICATE OF INCORPORATION OF

the George Heisel Corporation

under Section 402 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

(1) The name of the proposed corporation is THE GEORGE HEISEL CORPORATION

(2) The purpose or purposes for which this corporation is formed, are as follows, to wit:

To acquire by subscription, purchase or otherwise, to hold for investment or for resale; to sell, pledge, hypothecate and in all ways deal with: stocks, shares, script, bonds, consols, debentures, mortgages, notes, trust receipts, certificates of indebtedness, interim receipts and other obligations and securities of corporations, private, public quasipublic or municipal, foreign or domestic. To collect the interest and dividends on its holdings and the principal thereof when due. To do all things suitable and proper for the protection, conservation or enhancement of the value of stocks, shares, securities, evidences of indebtedness or other properties held by it, including the exercise of the right to vote thereon. To bid upon and purchase at foreclosure or at other sales, whether public or private, real property and rights or interest of all kinds.

This corporation may purchase, acquire, hold and dispose of the stocks, shares, bonds and other evidence of indebtedness of any corporation, domestic or foreign, and issue in exchange therefore its shares, bonds or other obligations.

To acquire such property, real and personal, as may be necessary to the conduct of such business.

To do everything necessary, suitable or proper for the accomplishment, attainment or furtherance of, to do every other act or thing incidental to, appurtenant to, growing out of or connected with, the purposes, objects or powers set forth in this Certificate of Incorporation, whether alone or in association with others; to possess all the rights, powers and privileges now or hereafter conferred by the laws of the State of New York upon a corporation organized under the laws of the State of New York and, in general, to carry on any of the activities and to do any of the things herein set forth to the same extent and as fully as a natural person or partnership might or could do; provided, that nothing herein set forth shall be construed as authorizing the Corporation to possess any purpose, object, or power, or to do any act or thing forbidden by law to a corporation organized under the laws of the State of New York.

(3) The office of the corporation is to be located in the City of Rochester County of Monroe State of New York.

(4) The aggregate number of shares which the corporation shall have the authority to issue is 1,000 shares with a par value of $1.00 each.

(5) The Secretary of State is designated as agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is 177 University Ave., Rochester, New York.

The undersigned incorporator is of the age of twenty-one years or over.

IN WITNESS WHEREOF, this certificate has been subscribed this 1st day of April, 1971, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

Sandra L. Walby 170 Washington Ave., Albany, New York 12210

Certificate of Incorporation of

The George H easel Corporation

Filed by:

Fitzgerald & Fitzgerald

1033 Time Sq. Bldg.

Rochester, New York